Exhibit 21.1

SCIPLAY CORPORATION SUBSIDIARIES
December 31, 2021

Come2Play Ltd (Israel)

Dragonplay Ltd (Israel)

Koukoi Games Oy (Finland)

SciPlay Games, LLC (Nevada)

SciPlay Parent Company, LLC (Nevada) (19% economic interest; SciPlay is sole manager)